Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Amendment No. 2 to Form S-1 No. 333-161694) and the related Prospectus of Wabash National Corporation  for the registration of its common stock and to the incorporation by reference therein of our reports dated April 9, 2009, with respect to the consolidated financial statements of Wabash National Corporation, and the effectiveness of internal control over financial reporting of Wabash National Corporation, included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Indianapolis, Indiana
November 13, 2009